Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of June 4, 2007, is entered into by and between Chittenden Corporation, a Vermont corporation (“Parent”), and Gregory A. Roark (the “Consultant”), in connection with the Agreement and Plan of Merger, dated as of June 4, 2007 (the “Merger Agreement”), among Community Bank & Trust Company, a New Hampshire bank and trust company (the “Company”), Parent and Ocean National Bank, a national bank and wholly-owned subsidiary of Parent (“ONB”), which provides for the merger of the Company with and into ONB, with ONB as the surviving entity (the “Merger”). This Agreement shall be effective upon the Effective Time of the Merger. Upon the termination of the Merger Agreement in accordance with Article VIII thereof, this Agreement shall be void ab initio and of no further force and effect. Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

WITNESSETH

WHEREAS, the Consultant has invaluable knowledge and expertise regarding the operations of the Company;

WHEREAS, due to the Consultant’s knowledge and expertise, Parent wishes to have the cooperation of, and access to, the Consultant following the Effective Time in order to assist with the integration of the business and personnel of the Company and ONB (the “Transition”); and

WHEREAS, Parent and the Consultant have mutually agreed that the Consultant shall serve as an advisor to Parent on the terms and subject to the conditions hereinafter specified.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and the Consultant hereby agree as follows:

1. Consulting Period. The Consultant shall render consulting services, on the terms and conditions set forth in this Agreement, for the period beginning at the Effective Time and ending upon the first anniversary of the Closing Date (the “Consulting Period”). Notwithstanding the foregoing, nothing in this Agreement or otherwise constitutes an express or implied promise of continued engagement as a consultant or as any other service provider for any period or at all, and will not interfere in any way with the rights of Parent to terminate the Consultant’s services.

2. Consulting Services. During the Consulting Period, the Consultant shall (a) provide general consulting services to Parent with respect to the businesses of the Company and ONB, (b) provide advice and recommendations regarding the Transition and (c) make himself reasonably available to Parent to consult on specific projects for Parent with respect to the businesses of the Company and ONB and the Transition, in each case, as may be reasonably requested from time to time by the Chief Executive Officer of Parent or his designee (the “Consulting Services”). The Consulting Services shall be performed at such place or places as shall be mutually agreed upon by the Consultant and Parent.

3. Consideration. In consideration for agreeing to provide the Consulting Services during the Consulting Period, and provided that Consultant signs and does not revoke a general release of legal claims in a form reasonably acceptable to Parent, the Consultant shall be paid a lump sum amount of $165,000 (the “Consulting Fees”), payable on the later of (i) the Closing Date following the Effective Time or (ii) the business day immediately following the expiration of the revocation period for such general release.

4. Automobile. As promptly as reasonably practicable following the Effective Time of the Merger, Parent shall take such actions as may be necessary to allow the Consultant to assume ownership of the automobile that is owned by the Company and currently used by the Consultant.

5. Office. During the Consulting Period, the Consultant shall have the use of an office at a location of Parent’s or ONB’s offices mutually agreeable to Parent and the Consultant, to be provided by Parent, furnished and equipped and with such office support services as are reasonably and customarily required for the Consultant to perform the Consulting Services, including, without limitation, secretarial services, utilities and telephone. In the event of the Consultant’s death, permanent and total disability (as determined by a physician selected by Parent and reasonably acceptable to the Consultant or his representative), or termination by Parent, the obligation to provide the office space and support services set forth in this Section 5 in respect of the remainder of the Consulting Period shall cease.

6. Expenses. Parent shall reimburse the Consultant pursuant to Parent’s reimbursement policies for any reasonable, documented business expenses incurred by the Consultant in connection with the performance of the Consulting Services.

7. Sole Consideration. Except as specifically provided herein, the Consultant shall be entitled to no compensation or benefits with respect to the Consulting Services from Parent, ONB, any of Parent’s other subsidiaries or its affiliates (the “Affiliated Entities”) and will be credited with no service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of any of the Affiliated Entities for the Consulting Services.

8. Status as an Independent Contractor. Parent and the Consultant acknowledge and agree that Parent shall not exercise general supervision or control over the time, place or manner in which the Consultant provides Consulting Services hereunder, and that in performing Consulting Services pursuant to this Agreement the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with Parent or ONB. The Consultant acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fees and the assumption of ownership of his automobile as described in Section 4.

9. Confidentiality. The Consultant shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to the Affiliated Entities and their businesses (including, without limitation, information about the Affiliated Entities’ clients and customers and their proprietary knowledge and trade secrets, software, technology, research, secret data, customer lists, investor lists, business methods, business plans, training materials, operating procedures or programs, pricing strategies, employee lists and other business information) that the Consultant has obtained as a result of the performance of the Consulting Services (“Confidential Information”); provided that the foregoing shall not apply to information that is generally known to the public other than as a result of the breach of this Agreement by the Consultant. Notwithstanding the foregoing, it shall not be a breach of this Section 9 for the Consultant to disclose Confidential Information (a) to the Consultant’s legal or financial advisors, provided that such advisors shall agree to keep the same confidential, (b) as required by order of a court, applicable law, or regulatory body, or (c) with the written consent of Parent.

10. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, as applicable, Parent and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This Agreement is personal in nature and the Consultant shall not, without the written consent of Parent, assign, transfer or delegate this Agreement or any rights or obligations hereunder.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Vermont without giving effect to such state’s laws and principles regarding the conflict of laws.

(c) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Consultant and Parent.

(d) Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight courier service or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

At the most recent address on file for the Consultant at the Company.

With a copy to:

Cranmore, FitzGerald & Meaney

49 Wethersfield Avenue

Hartford, Connecticut 06114-1102

Attention: J. J. Cranmore, Esq.

Facsimile: (860) 522-3379

If to Parent:

Chittenden Corporation

Two Burlington Square

Burlington, Vermont 05401

Attention: Chief Executive Officer

Facsimile: (802) 660-1577

With copies to:

Chittenden Corporation

Two Burlington Square

Burlington, Vermont 05401

Attention: General Counsel

Facsimile: (802) 660-1505

and

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention: William P. Mayer, Esq.

Facsimile: (617) 523-1231

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e) Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CHITTENDEN CORPORATION

By: Paul A. Perrault

       Name: Paul A. Perrault

       Title:  President, Chief Executive Officer and

         Chairman of the Board

CONSULTANT

/s/ Gregory A. Roark

Gregory A. Roark

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